EXHIBIT 99.2

Progenics Pharmaceuticals, Inc. 777 Old Saw Mill River Road Tarrytown, NY 10591 914-789-2800 www.progenics.com

Contact:	Kathleen Fredriksen Corporate Development (914) 789-2871 kfredriksen@progenics.com

PROGENICS PHARMACEUTICALS ANNOUNCES THAT DATA FROM A
PHASE I STUDY OF ITS 1404 IMAGING AGENT HAS BEEN PRESENTED AT
THE SOCIETY FOR UROLOGIC ONCOLOGY MEETING

– Progenics' Imaging Agent Correctly Identified the Presence of Primary Prostate Cancer in 100% of Phase I Study Subjects
– Progenics Also Announces that Topline Data from a Recently Completed Phase II Trial of 1404 will be presented at ASCO GU in January 2014

Tarrytown, NY, December 6, 2013 – Progenics Pharmaceuticals, Inc. (NASDAQ: PGNX) an oncology company focused on the development of innovative approaches to targeting and treating prostate cancer, announced that findings from a Phase I study of its Imaging Agent, 1404, were presented today at the meeting of the Society for Urologic Oncology in Rockville, Maryland.
The poster, entitled A Phase I Study of TC-99-M-MIP-1404 SPECT/CT to Identify and Localize High Grade Cancer in the Prostate Gland, was presented by Kevin Slawin, M.D., Director, Vanguard Urologic Institute, Memorial Hermann-TMC. "In this study, the presence of primary prostate cancer was correctly identified in eight of eight patients by SPECT/CT imaging with 1404," said Dr. Slawin. "An imaging agent with this high degree of accuracy has the potential to allow doctors and their patients to focus on the treatment of aggressive cancers while more conservatively managing low grade cancers."
"The successful development of an initial and ongoing treatment plan for the management of prostate cancer is often handicapped by the inability to accurately assess the presence, location, grade and extent of the disease," said Hagop Youssoufian, M.Sc., M.D., Executive Vice President, Research & Development at Progenics. "Accurate diagnosis and staging is imperative to avoid overtreatment of indolent disease, with its potential life changing side effects, including incontinence and impotence, and the underestimation of aggressive disease.  In this Phase I trial our imaging agent identified primary prostate cancer with a high degree of accuracy and, in addition, may have the ability to discriminate high grade prostate cancer from moderate and low grade disease.  We believe this is the kind of information men suffering from prostate cancer and their doctors need in order to best manage their disease."

About 1404, an Imaging Compound targeting Prostate Specific Membrane Antigen
1404 is a developmental stage radiopharmaceutical imaging agent that is designed to highlight the expression of a distinct protein by cancerous cells.  The image created provides the opportunity to "visualize cancer", potentially allowing for improved detection and staging, more precise biopsies, and a targeted treatment plan including active surveillance as a disease management tool.
About Prostate Cancer
Prostate cancer is the second most common form of cancer affecting men in the United States: an estimated one in six will be diagnosed with prostate cancer in his lifetime.  The American Cancer Society estimates that approximately 240,000 new cases of prostate cancer will be diagnosed and about 30,000 men will die of the disease this year.  Approximately 2 million men in the U.S. currently count themselves among prostate cancer survivors.
About Progenics
Progenics Pharmaceuticals, Inc. is developing innovative medicines for oncology, with a pipeline that includes several product candidates in late-stage clinical development. Progenics' first-in-class PSMA targeted technology platform includes an antibody drug conjugate therapeutic and a small molecule targeted imaging agent, both completing phase 2 clinical trials. Among other assets in its pipeline of targeted radiotherapy and molecular imaging compounds is Azedra™, an ultra-orphan radiotherapy candidate also in a registrational phase 2 study under a SPA with the FDA. Progenics' first commercial product, Relistor® (methylnaltrexone bromide) for opioid-induced constipation, is partnered with and marketed by Salix Pharmaceuticals, Inc. Ono Pharmaceutical Co. has licensed subcutaneous Relistor in Japan. For additional information, please visit www.progenics.com.
This press release may contain projections and other forward-looking statements regarding future events. Such statements are predictions only, and are subject to risks and uncertainties that could cause actual events or results to differ materially. These risks and uncertainties include, among others, the cost, timing and results of clinical trials and other development activities; the unpredictability of the duration and results of regulatory review of New Drug Applications and Investigational NDAs; market acceptance for approved products; generic and other competition; the possible impairment of, inability to obtain and costs of obtaining intellectual property rights; and possible safety or efficacy concerns, general business, financial and accounting matters, litigation and other risks. More information concerning Progenics and such risks and uncertainties is available on its website, and in its press releases and reports it files with the U.S. Securities and Exchange Commission. Progenics is providing the information in this press release as of its date and does not undertake any obligation to update or revise it, whether as a result of new information, future events or circumstances or otherwise.

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Editors Note:
For more information, please visit www.progenics.com.